BYLAWS
USA OPPORTUNITY INCOME FUND, INC.

CONTENTS

BYLAWS OF USA OPPORTUNITY INCOME FUND, INC.

ARTICLE I SHAREHOLDERS

Section 1. Place of Meetings:

Shareholders' meetings will be held at the principal office or place of business of this Corporation in the Commonwealth of Puerto Rico (an independent territory that is an Opportunity Zone) or at any other place, within or without the Commonwealth of Puerto Rico, as may be designated by the Board of Shareholders or Board of Directors.

Section 2. Annual Meeting:

The annual meeting of the shareholders of this Corporation will be held withing the month of March, and such date, and at such time and place, ether within or without the Common wealth of Puerto Rico, or may not be held at any place, but may instead be held solely by means of remote communication, in each case as may be fixed by resolution of the Board of Directors of the Corporation and stated in the notice of meetings , at which the stockholders shall elect directors of the Corporation and transact such other business as may properly be brough before the meeting.

If, for any reason, the annual meeting of the shareholders is not held on the day designated, the meeting may be held as a special meeting and the proceedings may be held as if conducted in an annual meeting, provided that the notices of the meeting will be the same required for the annual meeting.

Section 3. Notices:

The Secretary of the Corporation will send a written notice setting out the date, time and place of the annual meeting and will be delivered in person or mailed, postage prepaid, or sent via facsimile or electronic transmission to each shareholder of record, at the address (including electronic address) or facsimile number that appears on the stock book of the Corporation, or if no

address or facsimile number appears, at the last known place or address or facsimile number, as the case may be, at least ten (10) days before the annual meeting, but never more than sixty (60) days prior to said date.

Section 4. Quorum:

At any meeting of the shareholders the holders of more than fifty (50) percent of all of the outstanding shares of the corporation, present in person or represented by proxy, will constitute a quorum of the shareholders for all purposes, unless the representation of a larger number will be required by law, and, in that case, the representation of the number so required will constitute a quorum. If the holders of the amount of shares necessary to constitute a quorum will fail to attend in person or by proxy at the time and place fixed in accordance with these bylaws for an annual or special meeting, a majority in interest of the shareholders present in person or by proxy may adjourn, from time to time, without notice other than by announcement at the meeting, until holders of the amount of shares requisite to constitute a quorum will attend. At any such adjourned meeting at which a quorum will be present, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 5. Special Meetings:

Special meetings of the shareholders will be held at the same place as the annual meetings. The special meeting will be called if:

A. The Chairman of the Board of Directors or the shareholders holding at least fifty percent (50%) of the stock, may call these meetings at any time. The Secretary of the Corporation will mail or send via facsimile or by electronic transmission a written notice of the call to each shareholder of the Corporation at least ten (10) days before the meeting. The notice will state the

date, time, place and the object of the meeting. No business will be transacted at a special meeting, except as stated in the notice sent to the shareholders, unless all stock is represented at the meeting, either in person or by proxy, and the new business has the unanimous consent of all shareholders.

B. It will be the duty of the Chairman of the Board, or the Secretary of the Corporation in the Chairman's absence, to call this meeting whenever requested to do so by shareholders holding at least fifty percent (50%) of the outstanding common stock of the Corporation.

Section 6. Secretary for the Annual and Special Meetings of the Shareholders:

Minutes shall he taken at all shareholders meeting. The shareholders may elect an acting secretary for any of their meetings. The acting secretary shall be selected by a majority of the shareholders. The acting secretary shall hold its role for the term for which he/she is selected or until his/her successor shall have been selected.

Section 7. Voting Shares:

Each shareholder will be entitled to one vote for each share of stock having voting rights registered in his or her own name on the books of the Corporation, whether represented in person or by proxy. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Bylaws, at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote on all matters properly submitted to a vote of the stockholders in accordance with the provisions of this Bylaws and the Articles of Incorporation of the Corporation.

Section 8. Proxies:

Every stockholder entitled to vote at a meeting or to express consent or dissent without a meeting or a stockholder's duly authorized attorney-in-fact may authorize another person or

persons to act for him by proxy. Each proxy shall be in writing, executed by the stockholder giving the proxy or by his duly authorized attorney. No proxy shall be voted on or after three years from its date, unless the proxy provides for a longer period. Unless and until voted, every proxy shall be revocable at the pleasure of the person who executed it, or his legal representatives or assigns, except in those cases where an irrevocable proxy permitted by statute has been given.

Section 9. Required Vote: When a quorum is present at any meeting, the vote of the holders, present in person or represented by proxy, of capital stock of the Corporation representing a majority of the votes of capital stock of the Corporation entitled to vote thereon present in person or by proxy at the meeting shall decide any question brought before such meeting, unless the question is one upon which, by express provision of law, the Articles of Incorporation or these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 10. Closing of Transfer Book:

The Board of Directors may direct that the stock transfer book of the Corporation be closed for a stated period of not less than ten (10) days and not exceeding sixty (60) days prior to the date of any meeting of shareholders, or the date for the payment of any dividend or allotment of rights, or the date when any change or conversion or exchange of capital stock of the Corporation will go into effect; provided, however, that in lieu of closing the transfer book of the Corporation, the directors may fix in advance a date as the record date for the determination of the shareholders entitled to notice to such meeting, such date in any case to be not more than sixty (60) days prior to the date in which such action is to be taken nor prior to the date on which a resolution to that end is adopted.

Section 11. Action by Shareholders Without Meeting:

Any action required to be taken at a meeting of shareholders may be taken without a meeting if the written consent, setting forth the action taken, is signed by all shareholders entitled to vote with respect to the subject matter. Shareholders may give their consent to the taking of an action by a remote communication mean or other form of electronic communication. The communication transmitted by a shareholder pursuant to the provisions of this section will be considered as written, signed, and dated, provided that the Corporation can reasonably determine that the remote mean or other form of electronic communication was in fact transmitted by the shareholder or his representative, and the date in which the communication was transmitted.

Any action taken through written consent has to be ratified by the shareholders at a duly convened meeting.

Section 12. Waiver of Notice to Shareholder:

Any shareholder or director may waive in writing any notices required to be given under these By-laws or under the provisions of the Articles of Incorporation or of the General Corporations Act of 2009, as amended.

Section 13. Order of Business:

The following order of business will be observed at all annual and special meetings of the shareholders, so far as practicable and applicable:

(1) Roll call

(2) Reading, correction and approval of minutes of previous meeting

(3) Reports of officers

(4) Reports of committees, if any

(5) Election, Nomination or reelection of directors

(6) Unfinished businesses

(7) New businesses

(8) Actions needing ratification by the Board

(9) Any other necessary matter as determined by the shareholders

(10) Adjournment

ARTICLE II STOCK

Section 1. Form of Certificates:

A. Stock certificates shall be in a form not inconsistent with law or with the Articles of Incorporation, as shall be approved by the Board of Directors. The Board of Directors may provide for and prescribe forms of scrip certificates representing shares.

B. Certificates of stock will be in a form adopted by the Board of Directors and will be signed by the President and the Secretary and be attested by the corporate seal. The certificates will contain such information as shall be required by law at the time the same are issued and any other information deemed necessary, as approved by the Board of Directors.

C. All certificates will be consecutively numbered. The name of the person owning the shares with the number of the shares and the date of issue will be entered on the Corporation's books.

Section 2. Cancellation of Certificates:

A. All certificates of stock transferred by endorsement on the certificate will be surrendered for cancellation and new certificates will be issued to the purchaser or assignee.

B. In case any certificate representing shares of stock of the Corporation is mutilated,

lost, stolen or destroyed, the Board of Directors or the Executive Committee, if any appointed for such purposes, may, in its discretion, cause one or more new certificates, for the number of shares in aggregate, to be issued to the owner on surrender of the mutilated certificate, or in case of loss, theft or destruction of the certificate, on satisfactory proof of loss, theft or destruction, and deposit of indemnity by way of a bond or otherwise, in the form and amount and with the sureties or securities as the Board of Directors or the Executive Committee, if any appointed for such purposes, may require to indemnify the Corporation against loss or claim which may arise by reason of the issue of a certificate in place of the missing one. The Board of Directors or the Executive Committee, if any appointed for such purposes, may, in its discretion, refuse to issue a new certificate, except on the order of some court having jurisdiction in the matter.

Section 3. Place for Keeping Books of Corporation:

The books of the Corporation, including the stock and transfer books, shall be kept at the principal office of the Corporation or at any other place within the Commonwealth of Puerto Rico as the Board of Directors may determine.

Section 4. Dividends:

The Board of Directors may from time to time declare such dividends as they will deem advisable and proper, subject to such restrictions as may be imposed by law.

ARTICLE III DIRECTORS

Section 1. Election of Directors:

The business of the Corporation shall be managed by or under the direction of the Board, which may exercise all of the powers of the Corporation and do all such lawful acts and things as are not by law, the Articles of Incorporation, or these Bylaws directed or required to be exercised

or done by the stockholders. Directors do not need be stockholders or residents of Puerto Rico. The directors will be elected at any annual or special meeting of the stockholders (or by written consent in lieu of a meeting of the stockholders). Each director shall hold office until his successor has been duly elected and qualified pursuant applicable law or until his earlier death, disability, resignation or removal (with or without cause).

Section 2. Number and Type of Directors:

A. The number of directors of the Corporation will be three (3) and in no event the number will be less than two (2). The number of directors will be fixed from time to time by resolution of the board of directors. In case of any increase of the number of directors, the additional director or directors will be elected by the board of directors or by the shareholders at an annual or special meeting. Each such additional director will serve for the term for which he/she will have been elected, and until his/her successor will have been duly chosen.

B. The type of Directors shall be classified as regular, ad honorem, or any other type or classification of Director. The Shareholders holding more than 50% of the issued and outstanding common stock of the Corporation shall appoint the Directors.

C. The ad honorem directors are not entitled to vote in any kind of corporate business and affairs presented to the consideration of the Board of Directors. Ad honorem Directors cannot present or file any kind of resolution, motion, proposition or nomination for the consideration of the Board of Directors for discussion and/or determination.

Section 3. Chairman of the Board:

A. The Chairman of the Board of Directors will be appointed for a period of one (1) year by a resolution adopted by majority (more than fifty percent (50%)) of the Board of Directors. The Chairman will be selected among the existing Directors.

B. The Chairman of the Board shall preside at all meetings of the Board of Directors and verify that all orders and resolutions of the Board are carried into effect.

Section 4. Vice Chairman of the Board:

The Chairman of the Board may select a person among the existing Directors to serve as Vice Chairman of the Board who shall have the powers and perform the duties conferred by the Board of Directors. At the request of the Chairman or in his/her absence or disability, the Vice Chairman will have the powers and perform all duties of the Chairman of the Board.

Section 5. Vacancies:

Vacancies on the Board of Directors created by the death, resignation or removal of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled only by the affirmative vote of a majority (more than fifty percent (50%)) of the holders of the outstanding common stock of the Corporation. The Chairman of the Board may call a special meeting of the shareholders at which time the vacancy shall be filled. Any directors chosen shall hold office until the next annual election and until their successors are duly elected and qualified, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

Section 6. Removal of Directors and Officers:

A. Any director may be removed, either with cause or without cause, at any time, by the affirmative vote of the holders of the majority (more than fifty percent (50%)) of the outstanding stock entitled to vote for the election of directors of the Corporation, at a special meeting of Shareholders called for that purpose.

B. The President of the Corporation may only be removed, with or without cause, by a vote of the majority of the entire Board of Directors at any regular or special meeting of the

Board of Directors called for that purpose.

Section 7. Meetings of Directors:

A. Meetings of the Board of Directors will be held as established each year according to the Board's agenda for that particular year, at the principal office of the Corporation in Puerto Rico, or at any other date, time or place as the Board of Directors will, by resolution appoint.

B. The Board of Directors must hold an annual meeting of the Board of Directors within three (3) weeks after the annual meeting of the Shareholders of the Corporation, as provided in Article I, Section 2 of these By-laws, unless postponed or extended for particular circumstances out of the control of the Board of Directors.

C. A resolution in writing, or physically or electronically distributed to all Directors and physically or electronically approved by a majority of all standing Directors shall be deemed to be an action by the Board with the same force and effect as if it had been duly passed by vote at a duly convened meeting, and it shall be the duty of the Secretary to record any resolution in the minute book of the Corporation under the proper date.

D. Any member of the Board of Directors may participate at any meeting of the Board or at any meeting of any committee by telephone conference or by any other communication device by which all persons participating at such meeting may hear each other simultaneously. A director participating at a meeting in the manner prescribed before shall be considered as present at the meeting for purposes of establishing quorum.

E. The following order of business will be observed at all regular and special meetings of the Board of Directors:

(1) Establish quorum.

(2) Read, correct, and approve minutes of the previous Board of Directors meeting.

(3) Matters to attend as included in the agenda and notification of meeting.

- Reports of officers.
- Reports of committees, if applicable.

(4) Unfinished businesses.

(5) New matters to come before the meeting.

(6) Adjournment.

Section 8. Special Meetings:

Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board or any two directors. These meetings will be held at the principal office of the Corporation in Puerto Rico, or at any other place as the Board of Directors will, by resolution appoint.

Section 9. Notices:

Regular meetings may be called by giving at least ten (10) calendar days' written notice to each director. Special meetings may be called by giving at least five (5) calendar days' written notice to each director. Any of the aforementioned notices shall include an agenda of the business transactions to be discussed in the meeting. Notices will be mailed, sent via facsimile or electronic transmission to each director at his business or home address. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid. In the case of special meetings, the notices must be delivered personally or by electronic transmission; mail notifications will not be permitted. Unless required by the laws of the Commonwealth of Puerto Rico or these By-laws, such notice shall not be required to be given to any director who is present at such meeting, or waives such notice in writing or by electronic means, whether before or after the meeting, and any meeting of the Board of Directors shall be a

bonafide meeting without any notice thereof having been given if all of the directors are present thereat.

Whenever the provisions of the laws of the Commonwealth of Puerto Rico or the Articles of Incorporation of the Corporation or these By-laws require that a meeting of the Board of Directors shall be duly called for the purpose, or that a certain notice of the time, place and purposes of any such meeting shall be given, in order that certain action may be taken at such meeting, a written waiver of notice of the time, place and purposes of such meeting, whether regular or special, signed by every director not present in person, either before or after the time fixed for holding said meeting, shall be deemed equivalent to such call and notice, and such action if taken at any such meeting shall be as valid as if call and notice had been duly given.

Section 10. Quorum:

A minimum of 51% of the total number of directors will constitute a quorum for the transaction of business; but if at any meeting of the board there be less than a quorum present, a majority of those present may adjourn the meeting from time to time. The affirmative vote of over 50% of the directors making quorum and at least 40% of all the directors then in office will be necessary for the passage of any resolution. Attending the meetings through teleconference, videoconference or other such method is acceptable for quorum and voting.

Section 11. Voting:

The directors present at any meeting of the Board of Directors shall be entitled to one vote per director on a "one man / one vote" basis. The majority (over half of the members present at a meeting with established quorum) shall be necessary for the approval of any resolution, unless otherwise established under these bylaws.

Section 12. Powers:

The directors will exercise all the powers that may be exercised or performed by the Corporation, under the statutes, the Articles of Incorporation, and the By-laws.

In addition to the powers and authority expressly conferred upon them by these By-laws, the Board may exercise all powers of the Corporation and do all lawful acts and things as are not, by statute or by the Articles of Incorporation, or by these By-laws, directed or required to be done by the Shareholders.

Section 13. Delegation of Duties of Officers:

A. The Board of Directors, by affirmative vote of a majority (more than fifty percent (50%)) of the Board Directors, may delegate the powers or duties of any officer of the Corporation, in case of his or her absence or for any other reason, to any other officer or to any director.

B. The Board of Directors may choose officers as may be deemed desirable. Each officer shall hold office for the period and have the powers and duties as may be conferred or prescribed by the Board of Directors or the Executive Committee, if applicable.

C. The Board of Directors or the Executive Committee, if applicable, may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation, and that authority may be general or confined to specific instances according to the guidelines established in these Bylaws.

Section 14. Contract between Corporations which Have Same Officers, Directors or Shareholders:

A. Contract or other transaction between this Corporation and any other corporation, firm or association in which one or more of its officers, directors or Shareholders are officers, directors or Shareholders, could be either void or voidable unless (1) if at a meeting of the Board

of Directors or appropriate committee the contract or transaction is approved by a majority of the directors, or (2) if the contract or transaction is ratified at the annual or special meeting of Shareholders, or (3) if the contract or transaction is fair and reasonable to the Corporation at the time it is made, authorized or ratified, or (4) if the Shareholders entitled to vote know or are informed of the material facts of the contract or transaction and in good faith specifically approve the contract or transaction.

B. Inasmuch as directors of this Corporation are or may be of large and diversified business interests, and are likely to be connected with other corporations with which from time to time this Corporation may have business dealings, no contract or other transaction between this Corporation and any other corporation shall be affected by the fact that directors of this Corporation are interested in, or are directors or officers of, other corporations.

Section 15. Ratification of Transactions of Director, Officer or Shareholder:

Any transaction questioned in any Shareholders' derivative suit on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or shareholder, nondisclosure, miscomputation, or the application of improper accounting principles or practices, may be ratified before or after judgment, by the Board of Directors or by the Shareholders in case less than a quorum of directors are qualified; and, if ratified, shall have the same force and effect as if the questioned transaction had been originally duly authorized. Ratification shall be binding upon the Corporation and its Shareholders and shall constitute a bar to any claim or execution of any judgment in respect of the questioned transaction.

Section 16. New Business and/or Changes to the Existing Business:

Any new business or significant changes to the existing business to be considered by the Corporation shall be presented to the Board of Directors for approval.

Section 17. Compensation:

Unless otherwise restricted by the Articles of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board and may be paid either a fixed sum for attendance at each meeting of the Board or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation for attending committee meetings.

ARTICLE IV OFFICERS OF THE CORPORATION

Section 1. Eligibility of Officers:

A. The officers of this Corporation may consist of President, Vice President, Chief Executive Officer, Chief Operating Officer, Secretary, Treasurer, Assistant Secretary, Assistant, Treasurer, and any other officers as will from time to time be chosen and appointed by the Board of Directors. Any person may serve as Officer of the Corporation. Officers shall hold office until their successors are chosen, unless they are earlier removed from office as provided in these bylaws. In this Section 1 a majority of the Board of Directors, or a majority of the Shareholders means more than fifty percent (50%) of the Board of Directors or the Shareholders holding at least fifty percent (50%) of the stock.

B. The President and the Chief Executive Officer will be appointed by a majority

of the Board of Directors..

C. The Vice President will be appointed, as needed, by the President and confirmed by a majority of the Board of Directors.

D. The Chief Operating Officer will be appointed, as needed, by the President and confirmed by a majority of the Board of Directors.

E. The Secretary will be appointed by the Chairman of the Board of Directors, from the elected Directors, and confirmed by a majority of the Board of Directors.

F. The Treasurer will be appointed by the President and confirmed by a majority of the Board of Directors on a yearly basis and ratified by a majority of the shareholders.

G. The Assistant Secretary and the Assistant Treasurer will be appointed, as needed, by the President and confirmed by a majority of the Board of Directors.

Section 2. Chief Executive Officer:

A. The Chief Executive Officer of the Corporation shall have general supervision of the business of the Corporation, including but not limited to the following activities and duties:

(1) to look after all matters pertaining to the management of the business of the corporation and to see that each and every department is brought up to its highest efficiency;

(2) to make and sign all contracts that may be necessary for conducting the affairs of the corporation from time to time including, without limitation, contracts making or authorizing sales and purchasing goods for all business purposes;

(3) to supervise the policies to hire employees, fix their pay and salaries, and discharge such employees in coordination with the president if needed;

(4) to carry out the method and plans of conducting the business of the

corporation as adopted in the past;

(5) to keep the board of directors, and any committee of this board, fully informed about the status of the business of the corporation and to carry out any other duties and policies assigned to him by the board; and

(6) to do all things necessary with a view to carrying out the objectives of the corporation as in his judgment may seem best.

Section 3. President:

A. The President of the Corporation may be selected from the Board of Directors of the Corporation.

B. The President can also be the Chief Executive Officer of the Corporation. He or she shall conduct the general and active management of the business of the Corporation.

C. The President will be an ex officio member of all standing committees. He or she will make reports of the Corporation's business to the CEO or the Board of Directors at the times the Board will require.

D. The President shall sign or may entrust it to the Secretary all instruments of writing requiring the seal of the Corporation and all other contracts not specifically provided for.

E. In addition to the above specific powers and duties, the President has the general powers and duties of supervision and management usually vested in the office of president of a corporation.

F. The President shall facilitate and manage the Strategy Formulation and Institutionalization Process in order to achieve the corporate strategic goals.

Section 4. Chief Operating Officer:

A. The Chief Operating Officer (COO), if any appointed for such purposes, shall have

the powers and perform the duties as, from time to time, may be conferred or prescribed by the President and confirmed by the Board of Directors.

B. In the case that there is a COO then the following rules will apply:

1. Subject to the direction and control of the President, the Chief Operating Officer shall supervise and control the operations of the Corporation, shall have such duties and authority as are normally incident to the position of chief operating officer of a corporation and such other duties as may be prescribed from time to time by the President or the Board of Directors.

2. In the absence or disability of the President, the COO may have the authority and perform the duties of the President, as delegated in writing by either the President, the CEO, or the Board of Directors, in that order of precedence.

Section 5. Vice President(s):

A. The Vice President(s), if any appointed for such purposes, shall have the powers and perform the duties as, from time to time, may be conferred or prescribed by the Board of Directors or the President. In the absence or disability of the President, a Vice President may have the authority and perform the duties of the President, as delegated in writing by the President, the CEO, or the Board of Directors, in that order of precedence.

B. It shall be the duties of the designated Vice President, if he or she is delegated the role of President: (a) to sign all contracts under his authority to which the Corporation may be a party; (b) to have, subject to the advice of the directors, direction of the affairs of the Corporation; and (c) generally, to discharge all other duties of the President as may be required under the By-laws of the Corporation.

Section 6. Secretary:

A. The Secretary will oversee the custody of all books, records and papers of the Corporation, except those in charge of the Treasurer, or of some other person authorized to have custody and possession by a resolution of the Board of Directors.

B. The Secretary shall oversee the custody of the corporate seal of the Corporation. When the decisions of the Board of Directors need to be officially documented, the Secretary shall affix the Seal of the Corporation to any instrument if required. The Secretary shall also sign all instruments of writing requiring the seal of the Corporation and all other contracts not otherwise specifically provided for.

C. The Secretary will take and keep a record of the minutes of the proceedings of meetings of the Board of Director and will give notice as required in these By-laws of all such meetings.

D. The Secretary shall oversee the custody of a stock book containing the names of all Shareholders of record since the organization of the Corporation, showing the place of residence, amount of stock held, time of acquiring stock, and the time of transfer of stock of each shareholder respectively, and also the number and designation of each certificate of stock and the parties by and to whom it was transferred.

Section 7. Treasurer:

A. The Treasurer does not need to be a member of the Board of Directors. He or she shall have the custody of all money and securities of the Corporation and shall keep adequate and correct accounts of the Corporation's receipts and disbursements, including records of customers' credits and collections. The funds of the Corporation shall be deposited in the name of the Corporation by the Treasurer in those depositories that the Board of Directors may from time to

time designate. He or she shall have such other powers and perform such other duties as are assigned to or vested in the office by the Board of Directors or the Executive Committee, if any appointed for such purpose.

B. The Treasurer shall receive and have charge of all money, bills, notes, bonds and similar property belonging to the Corporation, and shall do with them as professional practice prescribes or suggests and as may be ordered by the Board of Directors, the Executive Committee or the President. He or she shall keep any financial accounts as may be required, and at the expiration of the term of office shall turn over to the successor or to the Board of Directors all property, books, papers and money of the Corporation in his or her hands.

C. The Treasurer shall render a full disclosure of all financial and accounting matters of the corporation at each regular Board of Director's meeting and/or when required.

Section 8. Other Officers:

The Assistant Secretary, in the absence or disability of the Secretary, shall perform the duties and exercise the powers of the Secretary. The Assistant Treasurer, in the absence or disability of the Treasurer, shall perform the duties and exercise the powers of the Treasurer.

Section 9. Fee-Shifting:

A. To the fullest extent permitted by law, in the event that (i) any current or prior stockholder or anyone on their behalf ("Claiming Party") initiates or asserts any claim or counterclaim ("Claim") or joins, offers substantial assistance to, or has a direct financial interest in any Claim against the Corporation and/or any Director, Officer, Employee or Affiliate, and (ii) the Claiming Party (or the third party that received substantial assistance from the Claiming Party or in whose Claim the Claiming Party had a direct financial interest) does not obtain

a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then each Claiming Party shall be obligated jointly and severally to reimburse the Corporation and any such Director, Officer, Employee or Affiliate, the greatest amount permitted by law of all fees, costs and expenses of every kind and description (including but not limited to, all reasonable attorney's fees and other litigation expenses) (collectively, "Litigation Costs") that the parties may incur in connection with such Claim.

ARTICLE V COMMITTEES

Section 1. All Committees:

A. The Board of Directors, at its discretion, may appoint one or more committees.

B. The elected members of a committee shall serve for the period established by the Board of Directors but not beyond the expiration of their term of office as directors. The Board may elect one of the members of any committee as the corresponding vice-chair, who shall perform duties as may be assigned to the committee by the Board of Directors and should report progress, use of delegated authorities, concerns or recommendations on the next scheduled Board meeting as applicable. The committee which may be created from time to time, should fix its own rules of procedures. Meetings of a committee shall be held at the call of the Chairman of the Board or Vice-chairman of the committee, or as provided by its own rules of procedures. One half of the members of the committees shall constitute a quorum, and the acts of a majority of members present at any meeting at which a quorum shall be present shall be acts of the committee.

C. The committee shall constitute a standing committee of the Corporation and shall have the powers and authority conferred by the Board of Directors. The Board may elect one of the members of any committee as the corresponding vice-chair, who shall perform duties as may

be assigned to the committee by the Board of Directors and should report progress, use of delegated authorities, concerns or recommendations on the next scheduled Board meeting as applicable. All major business transacted by any committee shall be submitted to and be approved by the Board of Directors at their next regular meeting.

D. Vacancies in any committee shall be filled by the majority of the Board of Directors, but in the absence of any member of the Committee, members present at any meeting, whether or not they constitute a quorum, may appoint a member of the Board of Directors to act in place of the absent member.

Section 2. Executive Committee:

A. Constituted of at least three (3) members of the Board of Directors, including the Chairman of the Board, the President and the Secretary for the transaction of business as may require their attention between meetings of the Board of Directors of this Corporation. The Chairman of the Board of Directors will preside the Executive Committee.

B. During intervals between meetings of the Board of Directors, the Executive Committee shall possess and may exercise all of the powers of the Board of Directors, except the power to declare dividends, to issue stock, to recommend to the Shareholders any action requiring Shareholders' approval, destitute or elect any officer or director of the Corporation or any other action prohibited to be delegated by the Board of Directors by the General Corporations Act of Puerto Rico.

ARTICLE VI SEAL

The corporate seal of this Corporation will be circular, with the name of the Corporation

as adopted by a majority of the Board of Directors.

ARTICLE VII AMENDMENTS OR INVALIDATION OF BY-LAWS

A. Any of these By-laws may be amended by majority vote of the Shareholders at any annual meeting, or at any special meeting called for this purpose.

B. These By-laws, or any part thereof, may be altered or amended or new by-laws adopted by a majority vote of all the members of the Board of Directors at any regular meeting or at any special meeting called for that purpose, subject always to the power of the majority of the outstanding shares to ratify or change the action at any regular shareholders' meeting, or at any special meeting duly convened after notice of the proposed change.

C. *Saving Clause*. If this By-laws or any portion of it will be invalidated on any ground by any court of competent jurisdiction, then the Corporation will nevertheless indemnify each director and executive office to the fullest extent permitted by any applicable portion of this By-laws that will not have been invalidated, or by any other applicable law.

D. *Severability*. If any provision or provisions of this By laws shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Bylaws (including, without limitation, each portion of the paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Bylaws (including, without limitation, each portion of the paragraph of this Bylaws containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or

unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

E. *Exclusive Forum*. Other than an action brought to enforce a duty or liability created under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other claim for which U.S. federal courts have exclusive jurisdiction, unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the General Corporation Law or the Articles of Incorporation or these By-Laws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Company governed by the internal affairs doctrine shall be the Puerto Rico State Court or, if no state court located within the State of Puerto Rico has subject matter jurisdiction, the federal district court for the District of Puerto Rico.

ARTICLE VIII FISCAL YEAR

The fiscal year of the Corporation shall commence on the 1st of January of each year, unless other date shall be fixed by resolution of the Board of Directors.

ARTICLE VIX SPECIAL CORPORATE ACTS

Section 1. Execution of Written Instruments:

Contracts, deeds, documents, and instruments will be executed by the President or the Vice President under the seal of the corporation affixed and attested by the Secretary unless the Board of Directors will in a particular situation designate another procedure for their execution.

Section 2. Signing of Checks and Notes:

Checks, notes, drafts, and demands for money will be signed by the Officer or Officers from time to time designated by the Board of Directors.

Section 3. Voting Shares Held in Other Corporations:

In the absence of other arrangement by the Board of Directors, shares issued by any other Corporation and owned or controlled by this Corporation may be voted at any shareholders' meeting of the other Corporation by the President of this Corporation or, if he/she is not present at the meeting, by the Vice President of this Corporation; and in the event neither the President or the Vice President is to be present at a meeting, the shares may be voted by such person as the President and Secretary of the Corporation will by duly executed proxy designate to represent the Corporation at the meeting.